INDEX
                                                                 Pages

Report of Independent Accountants                                 	1

Financial Statements:

  Consolidated Balance Sheets as of December 31, 1997 and 1996	    2-3

  Consolidated Statements of Operations for the years ended
   		December 31, 1997, 1996 and 1995	                             4

 	Consolidated Statements of Partners' Deficit for the
     years ended	December 31, 1997, 1996 and 1995                 	5

 	Consolidated Statements of Cash Flows for the years ended
   		December 31, 1997, 1996 and 1995	                             6

  Notes to Consolidated Financial Statements	                      7-18

Report of Independent Accountants

To the Partners of the
Prime Motor Inns Limited Partnership
and AMI Operating Partners, L.P.

We have audited the accompanying consolidated balance sheets of Prime Motor Inns Limited Partnership and Subsidiary Limited Partnership (the Partnerships) as of December 31, 1997 and 1996, and the related consolidated statements of operations, partners' deficit and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Partnerships' management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Prime Motor Inns Limited Partnership and Subsidiary Limited Partnership as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Partnerships will continue as a going concern. As discussed in Note 1, the Partnerships have incurred significant operating losses and have a capital deficit at December 31, 1997. These matters raise substantial doubt about the Partnerships' ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Coopers & Lybrand L.L.P.
Cincinnati, Ohio
February 27, 1998, except for Note 2, as to which the date is March 12, 1998, and Note 4b, as to which the date is March 10, 1998


Prime Motor Inns Limited Partnership
and Subsidiary Limited Partnership
Consolidated Balance Sheets
December 31, 1997 and 1996 (dollars in thousands)

             ASSETS 	 	           	 	 	 	 	 	 	 	1997 	    	1996
Current assets:
 	Cash and cash equivalents 	 	 	 	     	  	 	$   	989 		$   	834

 	Accounts receivable, net of allowance
    for doubtful accounts in 1997 and
    1996 of $22 and $19, respectively 	 	 	 	 	    823   	 	 	774
 	Inventories 	 	 	 	 	 	 	 	 	                   	205 	   	 	222
  Prepaid expenses 	 	 	 	 	 	 	 	 	              	719 	   	 	952
  Other current assets 	 	 	 	 	 	 	 	 	           	90 	   	 	106

   	Total current assets 	 	 	 	 	 	 	 	 	       2,826  	 		2,888

Property and equipment:
  Land 		                              						 	 	7,130 	 	 	7,653
  Buildings and leasehold improvements 	 	    		54,156	 	 	55,382
  Furniture and equipment 	 	 	 	 	 	 	 	 		    39,227 	 		39,978

                          	 	 	 	 		           100,513 		 	103,013

Less accumulated depreciation
  and amortization                            	(54,950) 	 	(54,188)

                           	 	 	 	 	 	 	 	 	 	 	45,563 	 	 	48,825

Cash and cash equivalents restricted for:
	 Acquisition of property and equipment 	 	 	 	 	2,165  	 	 	1,195
  Interest and taxes 	 	            	 	 	 	 	 	 	 	728 	    	 	522
Other assets, net 	 	             	 	 	 	 	 	 	 	 	425 	    	 	542

	  	Total assets 	 	 	 	              	 	 	 	$ 	51,707 	 $ 	53,972

Prime Motor Inns Limited Partnership
and Subsidiary Limited Partnership
Consolidated Balance Sheets, Continued
December 31, 1997 and 1996 (dollars in thousands)

LIABILITIES AND PARTNERS' DEFICIT 		 	 	 	 	 	 	1997 	   	 	1996
Current liabilities:
  Trade accounts payable 	    	 	 	 	 	 	 	 	$ 	   481 	 $    	484
  Accrued payroll 	 	 	 	 	               	 	 	 	 	614    	 	 	660
  Accrued payroll taxes 	 	 	         	 	 	 	 	 	 	149    	 	 	165
  Accrued vacation 	 	 	 	 	 	 	 	 	              	453 	    	 	437
  Accrued utilities 	 	             	 	 	 	 	 	 	 	287 	 	    	322
  Sales tax payable 	 	 	 	 	 	 	 	             	 	265    	 	 	274
  Other current liabilities 	 	 	 	 	 	 	 	 	     	486     	 		772

    Total current liabilities 	 	    	 	 	 	 	 		2,735 	   		3,114

  Long-term debt 	 	            	 	 	 	 	 	 	 		63,544 	 	 	65,691
  Deferred interest 	 	 	 	 	 	 	 	 	 	         	1,974 	  	 	2,872
  Accrued shared appreciation 	 	 	 	 	 	 	 	 	 	4,500      	 	 	-
  Other liabilities 	 	 	 	 	 	 	 	 	            		205 	    	 	216

   	Total liabilities 	 	 	 	 	 	 	           		72,958  	 		71,893

Commitments

Partners' deficit:
  General partner 	 	 	               	 	 	 	 	 		(784) 	  	 	(751)
  Limited partners 	           	 	 	 	 	 	 	 		(20,467) 			(17,170)

    Total partners' deficit 		        					 	 	(21,251)  		(17,921)

    Total liabilities and partners' deficit  $ 	51,707 	 $ 	53,972

The accompanying notes are an integral part of the consolidated financial statements.

Prime Motor Inns Limited Partnership
and Subsidiary Limited Partnership
Consolidated Statements of Operations
for the years ended December 31, 1997, 1996 and 1995
(dollars in thousands, except per unit amounts)

	 	 	 	 	 	 	 	 	 	                        1997 	 	 	   1996 	 		    1995
Revenues:
  Direct operating revenues:
    Lodging 	           	 	 	 	 	 	 	  $ 	40,852 	 	$ 	39,488 	 	$ 	36,668
   	Food and beverage 	 	     	 	 	 	 	 	 	9,138   	 	 	9,735       	9,402
  Other income 	 	 	 	 	 	 	 	 	            	362 	     	 	361 	     	 	374
  Lease settlement proceeds 	 	 	 	 	 	 	 	 	 	- 	 	 	      -	 	    	1,025

      Total revenues 	 	 	 	     	 	 	 	 	50,352 	 	  	49,584	 	   	47,469

Direct operating expenses:
  Lodging 								                       		9,622     			9,462     			8,998
  Food and beverage 								 	            	7,827 	   	 	8,112    	 		7,809
 	Marketing 	                     									3,521     			3,500     			3,334
 	Utilities 		                   						 	 	2,896   	 	 	3,053 	   	 	2,956
 	Repairs and maintenance 		     						 	 	3,600 	   	 	3,680	 	    	3,490
 	Rent 				                        				 	 	1,304 	   	 	1,316 	   	 	1,317
 	Insurance 			                     					 	 	771 	     	 	705 	     	 	630
 	Property taxes 				              				 	 	1,395 	   	 	1,382    	 		1,380
	 Other 		                       						 	 	8,644 	   	 	8,369 	   	 	7,718
Other general and administrative
  expenses 	                                	887 	     	 	701 	     	 	587
Depreciation and amortization 									 	 	3,838 	 	   	5,423 	 	   	5,473
Interest expense 									 	 	             5,888 	   	 	6,069 	    		6,057
Shared appreciation expense 	 	 	 	 	 	 	 	4,500	        	 	- 	       	 	-
Net gain on sale of Inn 				     					 	 	(1,011) 	      	 	- 	 	       	-

                     	 	 	 	 	 	 	 	 	 	 	53,682 	  	 	51,772 	  	 	49,749

Net loss 	 	 	 	 	 	 	 	 	 	 	            (3,330) 	 	 	(2,188) 	  		(2,280)

Net loss allocable to general partner 	 	 	 	(33) 	    	 	(22) 	    	 	(23)

Net loss allocable to limited partners	$ 	(3,297) 	 $ 	(2,166) 	 $ 	(2,257)

Number of limited partner units
  outstanding 		 	 	                    	 	4,000 	   	 	4,000   	 	 	4,000

Net loss allocable to limited
partners per unit 	 	 	 	   	 	 	 	 	 	$   	(.82) 		$   	(.54)  	$   	(.56)

The accompanying notes are an integral part of the consolidated financial statements.


Prime Motor Inns Limited Partnership
and Subsidiary Limited Partnership
Consolidated Statements of Partners' Deficit for the years ended December 31, 1997, 1996 and 1995
(dollars in thousands)

 	 	 	 	 	 	 	 	                   General  	  Limited
                                   Partner     Partner        Total
Balance at December 31, 1994 	 		 $ 	(706) 	 	$ 	(12,747) 	 	$ 	(13,453)

Net loss 	 	               							 	 	(23) 	   	 	(2,257) 	   	 	(2,280)

Balance at December 31, 1995 	 	 				(729) 	   		(15,004) 	  	 	(15,733)

Net loss 	 	 	 	 	 	 	 	 	 	 	        (22) 	   	 	(2,166)    	 		(2,188)

Balance at December 31, 1996 		 	 	 	(751)    	 	(17,170) 	  	 	(17,921)

Net loss 		                  									(33)     			(3,297)     			(3,330)

Balance at December 31, 1997 					$ 	(784) 		 $ 	(20,467) 	 	$ 	(21,251)

The accompanying notes are an integral part of the consolidated financial statements.


Prime Motor Inns Limited Partnership
and Subsidiary Limited Partnership
Consolidated Statements of Cash Flows
for the years ended December 31, 1997, 1996 and 1995
(dollars in thousands)

                             	 	 	 	 	 	 	 	 	 	1997 	 	   	1996 	 	  	 1995
Cash flows from operating activities:
	 Net loss 	 	                  	 	 	 	 	 	 	$	(3,330) 		$	(2,188) 		$	(2,280)
Adjustments to reconcile net loss to
net cash provided by operating activities:
Depreciation and amortization of property  	 	 	3,596  	 	 	5,201  	 	 	5,158
Lease settlement proceeds 	 	        	 	 	 	 	 	 	 	- 	      	 	-	  	 	(1,025)
Amortization of other assets 	 	 	 	 	 	 	 	 	   	242 	    	 	222 	    	 	315
Amortization of debt discount 	 	 	 	 	 	 	 	 	   	49 	     	 	46 	     	 	43
Long-term borrowings prepayment penalty 	 	 	 	  	(43) 	     	 	- 	      	 	-
Gain on sale of Inn 	 	 	 	 	 	 	 	 	 	        (1,011) 	     	 	- 	        	-
Changes in operating assets and liabilities:
		Accounts receivable 	 	 	 	 	 	 	 	            	(49) 	  	 	(113)     	 	220
 	Inventories 	 	 	 	 	 	 	 	                     	17 	     	 	40 	     	 	10
 	Prepaid expenses 	 	               	 	 	 	 	 	 	233 	    	 	(11) 	     		45
 	Other current assets 			                 				 	 	16 	      	 	7 	      	 	6
 	Other assets 	                  	 	 	 	 	 	 	 	(125)     	 	 	- 	     	 	10
 	Trade accounts payable 	 	          	 	 	 	 	 	 	(3) 	    		(84)   	 	 	166
 	Accrued payroll 	 	 	 	 	 	 	 	                	(46) 	   	 	(28) 	    		(26)
 	Accrued payroll taxes 	          	 	 	 	 	 	 	 	(16)   	 		(121) 	    	 	28
 	Accrued vacation 	 	 	 	 	 	 	 	                	16 	    	 	(36) 	     		37
 	Accrued utilities 	 	              	 	 	 	 	 	 	(35)    	 	 	(4)     	 		77
 	Sales tax payable 	 	 	 	 	 	 	 	               	(9) 	    	 	32 	      		21
 	Other current liabilities 	 	     	 	 	 	 	 	 	(286)    	 		101 	     	 	28
 	Deferred interest 	 	 	 	 	 	 	 	             	(898) 	  	 	(813)	   	 	(741)
 	Accrued shared appreciation 	  	 	 	 	 	 	 	 	4,500 	      	 	- 	      	 	-
 	Other liabilities 	 	              	 	 	 	 	 	 	(11) 	    	 	66 	       		-

  Net cash provided by operating activities 	  	2,807 	  	 	2,317 	  	 	2,092

Cash flows from investing activities:
 	Net proceeds from sale of Inn 	 	 	 	 	  	 	 	2,239	       	 	- 	      	 	-
 	Additions to property and equipment 	 		 	 		(1,519)	 	 	(1,880) 	  	(2,423)
 	Increase in restricted cash 	 	 	 	 	 	 	 	 	(1,176)	 	   	(395)  	 	 	(245)

   	Net cash used in investing activities 	   	 	(456) 	  	(2,275)  	 	(2,668)

Cash flows from financing activities:
  Repayment of long-term borrowings 	 	 	 	 	 	(2,196) 	     	 	- 	      	 	-
  Borrowings under revolving credit facility 	 	1,600 	  	 	1,600 	  	 	1,200
  Repayment of revolving credit facility 	 	 	 (1,600)  	 	(1,600) 	  	(1,200)

 	 	Net cash used in financing activities 	 		 (2,196) 	     	 	- 	      	 	-

Net increase (decrease) in cash
  and cash equivalents 	          		 	 	 	 	 	 	 	155 	     	 	42 	   	 	(576)

Cash and cash equivalents, beginning of year 	 	 	834 	    	 	792  	 	 	1,368

Cash and cash equivalents, end of year 	 	 	 $   	989 	  $   	834  	 $   	792

Supplementary cash flow data:
	 	 	 	  	Interest paid 	 	 	     	 	 	 	 	 	$ 	6,737 	 	$ 	6,836  		$ 	6,755

Noncash activities:
Lease settlement received from former
  affiliate in the form  of stock
 	used to reduce long-term debt 	 	 	 	 	 	 	$ 	    -  		$     	- 	 	$ 	1,025

The accompanying notes are an integral part of the consolidated financial statements.


Prime Motor Inns Limited Partnership
and Subsidiary Limited Partnership
Notes to Consolidated Financial Statements

1. 		Organization, Operations and Bankruptcy:

Prime Motor Inns Limited Partnership (the
"Partnership") and its 99%-owned subsidiary, AMI Operating Partners, L.P. ("AMI"), were formed in October 1986 under the Delaware Revised Uniform Limited Partnership Act. The Partnership and AMI are referred to collectively as the "Partnerships". Prime-American Realty Corp. (the "General Partner"), a subsidiary of Prime Hospitality Corporation ("Prime"), formerly Prime Motor Inns, Inc., is the general partner of and holds as its principal asset a 1% partnership interest in the Partnership and in AMI.

In December 1986, the Partnership consummated an initial public offering (the "Offering") of 4,000,000 units of limited partnership interest (the "Units") in the Partnership, and used the funds received to acquire the 99% limited partnership interest in AMI. AMI commenced operations in December 1986 when it used the Offering proceeds and issued mortgage notes (the "Mortgage Notes") in the principal amount of $61,470,000 to purchase 16 full service hotels (the "Inns") from subsidiaries of Prime. At December 31, 1997 the Partnerships operated and maintained 8 Inns in Maryland, 5 in Pennsylvania and 2 in Connecticut, all of which are presently franchised as part of the "Holiday Inn" system (see Note 4b).

Profits and losses from operations and cash distributions of the Partnerships combined are generally allocated 1.99% to the General Partner and 98.01% to the limited partners. Any profits and losses from operations in excess of certain specified annual and cumulative returns on investments in limited partner shares, as defined (generally 12.5%), are allocated approximately 30% to the General Partner and 70% to the limited partners.

Until November 30, 1990, the Inns were operated by
AMI Management Corp. ("AMI Management"), another subsidiary of Prime, under the terms of a lease between AMI Management and AMI (the "Lease"), guaranteed by Prime (the "Guaranty"). The Lease was a net lease that granted AMI Management the right to use the Inns until December 31, 1991.

1.	Organization, Operations and Bankruptcy, Continued:

On September 18, 1990, Prime announced that it and certain of its subsidiaries, including AMI Management but not the General Partner, had filed for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Florida. AMI Management defaulted on the payment of base rent due November 1, 1990 under the Lease. On November 7, 1990, the Partnership gave notice of default to, and demanded payment from, AMI Management and Prime. AMI Management and Prime also filed a motion to reject the Lease and Guaranty and, by order of the bankruptcy court dated December 7, 1990, the bankruptcy court approved such rejection and the Lease and Guaranty were terminated, effective as of November 30, 1990 (see Note 3).

AMI was in default under its mortgage loan agreement as of and prior to December 31, 1990 as a result of, among other things, the bankruptcy filing by Prime and AMI Management. On March 28, 1991, the Partnerships received a notice of acceleration and demand for payment of the entire outstanding balance of the Mortgage Notes along with certain conditions under which the lenders would pursue discussions with respect to restructuring the Mortgage Notes.

On February 28, 1992, AMI filed with the United
States Bankruptcy Court for the Southern District of New York a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code, seeking confirmation by the bankruptcy court of a prepackaged plan of reorganization (the "Plan"). The New York Bankruptcy Court confirmed the Plan, on May 28, 1992, which became effective as of June 12, 1992 (the "Effective Date"). Upon confirmation of the Plan, the New York Bankruptcy Court approved the Restated Loan Agreement (the "Restated Loan Agreement") which, among other things, extended the maturity date of the Mortgage Notes to December 31, 1999 (see Note 5 for a further discussion of this matter).

Although the Plan was approved, the Partnerships may not be able to continue as going concerns unless cash flow from operations are sufficient. The Partnerships have incurred significant operating losses and have a capital deficit at December 31, 1997. While the General Partner believes that improvements have been made in the physical condition and attractiveness of the Inns, the market position and competitiveness of the Inns and the financial condition and results of operations of AMI, the General Partner believes that financing is not available on acceptable terms to take the actions necessary to preserve the Unitholders' interest in the Inns. Additionally, the General Partner believes that the proposed sale to Servico (see Note 2) maximizes and protects Unitholder value better than any of the available alternative courses of action, including continuing to hold and trying to operate the Inns, and that further delay is likely to result in the loss of certain of the "Holiday Inn" franchises (see Note
4b), foreclosure of the Priming and Mortgage Loans (see Note 6), and diminution or loss of the value of the Unitholders' equity in the Partnership. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability of recorded asset amounts or the amounts of liabilities that might be necessary should the Partnerships be unable to continue as going concerns.

<Spacing>

2. Proposed Sale of AMI and the General Partner:

The Partnerships entered into a definitive agreement dated as of November 7, 1997, as amended as of March 12, 1998, pursuant to which the 99% limited partnership interest in AMI will be sold for $12,000,000 in cash to Service Acquisition Corp., a wholly owned subsidiary of Servico, Inc. ("Servico"). The closing is conditioned on, among other things, approval of the limited partners. Upon closing of the aforementioned transaction, the Partnership's only asset will be the cash received from Servico. It is anticipated that the Partnership will dissolve and wind up its affairs and distribute the net proceeds from the sale to the limited partners in accordance with a Plan of Liquidation.

The General Partner and its parent have entered in to an agreement with Servico pursuant to which Servico will acquire the General Partner's 1% general partnership interest in AMI in exchange for a five year warrant to acquire 100,000 shares of Servico Common Stock at a price of $18 per share.

3.	Summary of Significant Accounting Policies:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

The following is a summary of certain significant accounting policies used in the preparation of the consolidated financial statements.

a.	Principles of Consolidation:  The consolidated
   financial statements include the accounts of the Partnership and its 99%-owned subsidiary limited partnership, AMI. AMI operates on the basis of a year ending on the Friday which is most proximate to December 31 of any given year. All material intercompany accounts and transactions have been eliminated.

b.	Cash Equivalents:  Cash equivalents are highly
   liquid investments with a maturity of three months or less when acquired.

<Note Number>

c. Inventories: Inventories are stated at the lower of cost or market, with cost determined on the first-in, first-out method. Inventories consist of:

            	 	 	 	 	 	 	 	 	 	1997 	     	 	1996
     Food 	 	 	 	 	 	 	 	 	$ 	130,000 	 	$ 	131,000
    	Beverage 	 	 	 	 	 	 	 	 	64,000   	 	 	70,000
    	Linen 	 	 	 	 	 	 	 	 	  	11,000 	   	 	21,000

        	 	 	 	 	 	 	 	 	 	$ 	205,000 	 	$ 	222,000



d. Property and Equipment: Property and equipment are stated at the lower of cost or fair market value. The net carrying value of property and equipment as of December 31, 1991 was reduced to estimated fair market value, through a charge to expenses in the amount of $46,354,000. Expenditures for improvements and major renewals are capitalized. Expenditures for maintenance and repairs, which do not extend the useful life of the asset, are expensed as incurred. For financial statement purposes, provision is made for depreciation and amortization using the straight-line method over the lesser of the estimated useful lives of the assets, ranging from 15 to 40 years for buildings and leasehold improvements and 3 to 10 years for furniture and equipment, and the terms of the related leases. For federal income tax purposes, accelerated methods are used in calculating depreciation.

e.	Impairment of Long Lived Assets: The Partnerships
   review for impairment and recoverability of property and equipment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the assets carrying amount to determine if a write-down to fair market value would be required. Properties held for sale are stated at the lower of cost or fair value less cost to sell. No write-downs have been recorded by the Company under the provisions of SFAS 121, "Accounting for the Impairment of Long-Lived Assets".

f.	Other Assets:  Franchise fees, deferred lease
   costs, and deferred debt acquisition costs are amortized on a straight-line basis over the estimated lives of the assets or the specific term of the related agreement, lease or mortgage loan.

g.	Net Loss per Unit:  Net loss per Unit is
   calculated based on the net loss allocable to limited partners divided by the 4,000,000 Units outstanding.

h.	Reclassifications:  Certain 1996 amounts have
   been reclassified to conform to the 1997 presentation.

i. Fair Value of Financial Instruments: It is not practicable to estimate the fair value of borrowings under the Partnerships' long term debt due to the lack of quoted market prices for similar debt issues and the lack of current rates which would be offered to the Partnerships for debt with similar terms.

4		Operations of the Inns:

a.	Lease and Guaranty:  Prior to the rejection and
   termination of the Lease and Guaranty effective as of November
   30, 1990, the Lease granted AMI Management the right to use the Inns for the operation of hotels and related purposes.

   AMI Management defaulted on the payment of $1,311,000 of base rent due on November 1, 1990. Pursuant to the joint motion approved by order of the bankruptcy court on January 8, 1991, the Partnerships, AMI Management and Prime entered into an agreement providing for the assumption by AMI of the operations of the Inns (the "Agreement"). The Partnerships also effectively assumed control over certain accounts receivable, supplies, equipment and other assets and responsibility for certain accounts payable and other liabilities arising from the operations of the Inns by AMI Management during the term of the lease. Disputes between the parties existed at December 31, 1991 as to, among other things, the value of certain assets and liabilities under the Agreement. AMI entered into an agreement in 1992 (the "Omnibus Agreement") under which, among other things, AMI assigned to the holders of the Mortgage Notes its claims against Prime and AMI Management and agreed that amounts recovered on such claims would be allocated among financial claims (the proceeds of which would be applied to the repayment of the Mortgage Notes) and operating claims (the proceeds of which would be available to finance capital improvements to the Inns).

   In July, 1992 the servicing agent for the holders of the Mortgage Notes, Prime and AMI Management reached a settlement (the "Settlement") of claims which was approved by the Florida Bankruptcy Court. Under the Settlement, various claims of the holders of the Mortgage Notes against Prime and AMI Management were allowed; AMI will not make any payments to or for the benefit of any other party; and Prime, AMI Management and AMI exchanged mutual releases.

a.	Lease and Guaranty:  Since 1992, AMI and the
   mortgage lenders received total proceeds as a result of the Settlement of approximately $8,874,000, of which $8,827,000 was utilized to reduce the principal amount of the Mortgage Notes (of which $1,025,000 was recognized in 1995) and $47,000 was used to fund capital improvements as required by the Omnibus Agreement. Lease settlement proceeds recorded as income in 1995 represent the value assigned to 127,924 shares of Prime common stock allocated to the Partnerships during 1995 related to the settlement of financial claims. In accordance with the terms of the Omnibus Agreement, the settlement proceeds were required to be applied to the repayment of the Mortgage Notes.

b.	Franchise Agreements:  The Inns are operated as
   part of the "Holiday Inn" system which is administrated by Holiday Hospitality Corporation, formerly Holiday Inns Inc., and its affiliates (collectively "HHC"). The Holiday Inn franchise agreements for four Inns expire one each in 1998, 1999, 2001 and 2005.

   During 1997, eleven of the Inns' franchise agreements expired, which subsequently were extended through March 10, 1998. For five of these Inns, HHC has advised the Partnerships that they do not intend to renew such franchises. However, HHC agreed that if, by March 10, 1998, it received franchise license applications from a "viable" applicant for the remaining six Inns and were paid application fees of $517,000, it would extend the franchises for all eleven Inns for 60 days. Applications were filed by Servico, and the fees were paid by the Partnerships, on or prior to March 10, 1998. HHC has also notified the Partnerships that certain capital expenditure projects at the Inns will be required to renew the Inns' franchise status, the scope and cost of which are currently not determinable. The loss of the Holiday Inn franchise status of these Inns may have a near term adverse impact on the Partnerships' results of operations.

c.	W&H Management Agreement:  Winegardner & Hammons,
   Inc. ("W&H") continues to manage the operations of the Inns pursuant to its management agreement with AMI which provides for an annual management fee of 2.25% of the gross revenues of the Inns and certain incentive management fees. W&H is also reimbursed for miscellaneous out-of-pocket expenses allocated to the Inns, including expenses incurred in providing certain administrative services for the Partnerships, royalties and marketing, advertising, public relations, and reservation services, subject to certain limitations. The management agreement expires December 31, 2000 and is cancelable by either W&H or AMI, without cause or penalty, upon ninety days written notification. At December 31, 1997 and 1996, the Partnerships had approximately $57,000 and $61,000, respectively, in receivables from an entity controlled by W&H which manages certain of the Inns' lounges.

<Note Alpha>

d.	Properties Sold and Held for Sale: In July 1997,
   the Partnerships sold an Inn located in Glen Burnie, Maryland for $2,400,000 in cash, which resulted in a gain of $1,011,000. Direct revenues of approximately $945,000, $1,724,000 and $1,565,000, and direct expenses of $813,000, $1,364,000 and
   $1,295,000, related to this Inn were included in the Consolidated Statement of Operations of the years ended December 31, 1997, 1996 and 1995, respectively.

   The Partnerships intend to sell the five Inns whose franchises will not be renewed (see Note 4b). Direct revenues of approximately $9,148,000, $8,875,000 and $8,735,000, and direct expenses of $7,908,000, $7,876,000 and $7,645,000,
   related to these five Inns were included in the Consolidated Statement of Operations for the years ended December 31, 1997, 1996 and 1995, respectively.

The components of other assets are as follows (in thousands):

     	 	 	 	 	 	 	 	               	1997 	    	 	1996
Deferred lease costs 	 	 	 	 	 	$     	21 	 	$     	21
Debt acquisition costs 	 	 	 	 	 	 	2,839 	 		   2,839
Franchise fees 	 	 	 	 	 	 	 	 	 	    945 	     	 	820
Other 	 	 	 	 	 	 	 	 	                	4 	       	 	4

               	 	 	 	 	 	 	 	 	 	 	3,809   	 	 	3,684

Less accumulated amortization 	 	 		3,384   	 	 	3,142

                	 	 	 	 	 	 	 	 $    	425	 	 $    	542

In June 1997, the Partnerships paid $125,000 to HHC to extend the Holiday Inn franchises to July 31, 1997, which were subsequently extended to May 9, 1998 (See Note 4b).

Amortization of debt acquisition costs charged to expense was $163,000, $161,000 and $174,000 in 1997, 1996 and
1995, respectively. Amortization of franchise fees charged to expense was $79,000, $61,000 and $141,000 in 1997, 1996 and
1995, respectively.

<Spacing>

6. Debt:

Long-term debt consists of:
 	 	 	 	 	 	 	 	 	                                  1997 	 	 	       1996
Mortgage notes, net of unamortized discount
  of $109,000 in 1997 and $158,000 in 1996 					$ 	54,240,000 	 	$ 	54,191,000

Priming loan, interest at 11% 								 	 	          9,304,000 	  	 	11,500,000

                                 	 	 	 	 	 	 	 	$ 	63,544,000 	 	$ 	65,691,000

In confirming the bankruptcy Plan of Reorganization on May 28, 1992, the New York Bankruptcy Court approved the Restated Loan Agreement which called for the following provisions: $3,467,127 of accrued and unpaid interest at December 31, 1991 (the "Deferred Amount") to be added to the principal amount of the Mortgage Notes, but to bear interest only from and after January 1, 1995; the Mortgage Notes (not including the Deferred Amount) to bear interest payable at a rate of 8% per annum in 1994; the principal amount of the Mortgage Notes (including the Deferred Amount) to bear interest at the rate of 10% per annum from January 1, 1995 until maturity; and maturity of the Mortgage Notes (including the Deferred Amount) to be extended to December 31, 1999. In addition, the Restated Loan Agreement provides for the deeds to the Inns and assignments of other assets of AMI to be held in escrow until maturity of the Mortgage Notes. Under the terms of the Restated Loan Agreement, the Mortgage Notes are repayable at any time without penalty.

The Restated Loan Agreement was accounted for as a modification of terms in accordance with Statement of Financial Accounting Standards No. 15 "Accounting by Debtors and Creditors for Troubled Debt Restructurings". Accordingly, the carrying value of the Mortgage Notes and Deferred Amount was not adjusted to reflect the terms of the Restated Loan Agreement. The effect of the changes in the terms of the Mortgage Notes will be recognized prospectively over the life of the Mortgage Notes, through an adjustment of the effective interest rate on the Mortgage Notes and Deferred Amount to approximately 8.5% per annum (the "Effective Rate"). The amount by which interest payable at the Effective Rate exceeded the amount of interest paid at the stated rate, has been accrued and is included in deferred interest payable at December 31, 1997 and 1996. The amount by which interest paid at the stated rate exceeds the amount of interest payable at the Effective Rate will reduce the deferred interest balance in future periods.

<Note Text>

As part of the Plan, certain members of the lending group also agreed to provide AMI post-petition financing (the "Priming Loan"). Borrowings under the Priming Loan may be used to finance capital improvements or to fund operating cash requirements. The portion used for capital improvements (defined as the Tranche A Loan), which may be up to the full amount of the $14,000,000 available, is due on December 31, 1999 and provides for a prepayment premium of 2%. The portion used for operating cash requirements (defined as the Tranche B Loan), which cannot exceed $2,500,000, is also limited to the amount remaining after borrowings for capital improvements. Borrowings under the Tranche B Loan are pursuant to a revolving facility, such that amounts repaid can be reborrowed up to the limits of availability. These revolving credit borrowings are subject to the mandatory repayment provisions described below. There were no outstanding borrowings under the revolving facility at December 31, 1997 or 1996.

As of December 31, 1997 and 1996, the outstanding balance under the Priming loan was $9,304,000 and $11,500,000, respectively, and the entire amount in 1997 and 1996 represents borrowings under the Tranche A Loan. The Priming Loan agreement places certain restrictions on the use of AMI's cash flow and sales proceeds. Operating cash flow can be used only in accordance with the Priming Loan agreement, which calls for, among other things, monthly deposits into an escrow account held by or on behalf of the lenders for the payment of a furniture, fixtures and equipment reserve of 5% of gross revenues. The cash on hand from the operation of the Inns less the current month projected cash deficiency, if any, less a working capital reserve not to exceed $2,000,000, shall be utilized first to repay any outstanding borrowings under the Tranche B Loan and then paid into an escrow account held on behalf of the lenders for the payment of taxes and insurance.

During 1997, the Partnerships sold an Inn and received net proceeds of approximately $2,239,000 (See Note 4d).
 As required by the Priming Loan, the proceeds were used to repay approximately $2,196,000 of outstanding borrowings under the Tranche A Loan and to pay a prepayment premium of approximately $43,000.

<Spacing>

7.	Shared Appreciation:

The Restated Loan Agreement and the W&H Management
Agreement provide for a shared appreciation feature that calls for AMI to pay additional interest and an additional incentive management fee to the lenders and W&H, respectively, based on
(i) in the case of any Inn sold prior to the maturity date of the Mortgage Notes, the amount (if any) by which the net sale price of the Inn exceeds the amount of the Mortgage Notes allocated to it, and (ii) in the case of the Inns still owned by AMI at the maturity date of the Mortgage Notes (December 31, 1999 or upon acceleration), the amount (if any) by which the sale price or appraised value of such Inns exceeds the then outstanding principal amount of the Mortgage Notes, with such computations also being net of any obligations under the Priming Loan. However, no amount is payable as additional interest or incentive management fees until all obligations under the Priming Loan have been paid. The Partnerships periodically estimate the fair value of the Inns to determine if an accrual is needed for future payments to the Lenders and W&H under the shared appreciation feature. The Partnerships did not provide for additional interest or incentive management fees in 1995 or 1996. For 1997, the Partnerships recorded $4,500,000 as additional interest and incentive management fees under the Restated Loan Agreement and the W&H Management Agreement. The additional interest and incentive management fees are based on estimates of fair value of ten of the Inns at December 31, 1999 and the estimated sales proceeds for the five Inns held for sale. However, such amounts (if any) as the Partnerships will ultimately realize upon the sale of any of the Inns and the appraised values of the Inns owned by AMI at the maturity date of the Mortgage Notes, could differ materially from the estimated fair values used in the determination of the additional interest and incentive management fee. In addition, any amount of shared appreciation that may be paid is subject to interpretation or negotiation by the Partnerships, the Lenders and W&H.

8. Commitments:

Four of the Inns are held pursuant to land leases and three of the Inns are held pursuant to land and building leases, which are accounted for as operating leases. The leases have terms expiring at various dates from 2000 through 2024 and options to renew the leases for terms varying from ten to forty years. Five of the leases are subject to an escalating rent provision based upon inflation indexes, which adjust the lease payment every five to ten years depending on the respective lease. One of the leases is a land lease with a subsidiary of Prime that expires in 2000 (with an option to extend 40 years) and requires annual rentals of $24,000. Future minimum lease payments will be as follows:

          	Year 	        	 	  	 	 	 	 	Amount
          	1998  	 	 	 	 	 	       $ 	1,324,000
          	1999  	 	  	 	 	 	        	1,324,000
          	2000  	  	 	 	 	 	 	       1,332,000
          	2001     							 	        	1,308,000
          	2002  	  	 	 	 	 	        	1,308,000
          	2003  and thereafter 	   	15,209,000

                                   $ 21,805,000

Rent expense under these leases totaled $1,273,000, $1,258,000 and $1,260,000 in 1997, 1996, and 1995, respectively.

9. 		Income Taxes:

No federal or state income taxes are reflected in the accompanying financial statements of the Partnerships. Based upon an opinion of counsel of the Partnership obtained in 1986, which is not binding upon the Internal Revenue Service, the Partnerships were not taxable entities at their inception. The partners must report their allocable shares of the profits and losses of the Partnerships in their respective income tax returns.

The Revenue Act of 1987 (the "1987 Act") added several provisions to the Internal Revenue Code which affect publicly traded partnerships such as the Partnership. Under these rules, a publicly traded partnership is taxed as a corporation unless 90% or more of its income constitutes "qualifying income" such as real property rents, dividends and interest. The 1987 Act also provided certain transitional rules, however, which generally exempt publicly traded partnerships in existence on December 17, 1987 from application of the new rules until after 1997, subject to various limitations.

<Spacing>

If the Partnership's operations continue as described herein, effective January 1, 1998, the Partnership will be treated as a corporation for federal income tax purposes, unless the Partnership makes an election to be treated as an "electing partnership". As an electing partnership, the Partnership would still be treated as a partnership for federal income tax purposes, but would be subject to a 3.5% tax on all gross income earned by the Partnership. The Partnership made this election.

Publicly traded partnerships which add a substantial new line of business are not eligible for relief under these transitional rules and it is possible that the Internal Revenue Service could contend that the Partnership should be taxed as a corporation after November 30, 1990, the date of termination of the Lease. Also, it should be noted that with respect to the partners, the 1987 Act also contained rules under which the income of the Partnership will be treated, effectively, as "portfolio income" for tax purposes and will not be eligible to offset losses from other passive activities. Similarly, any losses of the Partnership will not be eligible to offset any income from other sources.

The Partnerships have determined that they do not have to provide for deferred tax liabilities based on temporary differences between financial and tax reporting purposes. The tax basis of the net assets of the Partnerships exceeded the financial reporting basis at December 31, 1997.

<Spacing>